Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Intelligent Bio Solutions Inc. (the “Company”) on Form S-8 of our report dated August 23, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of and for the year ended June 30, 2023 appearing in the Annual Report on Form 10-K of Intelligent Bio Solutions Inc. for the year ended June 30, 2023.

Melville, NY

January 12, 2024

An Independent Member of Urbach Hacker Young International